                               SHAREHOLDERS' AGREEMENT

                                         FOR

                INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                                 A TEXAS CORPORATION

                               SHAREHOLDERS' AGREEMENT

                                         FOR

                INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                                 A TEXAS CORPORATION

                                  TABLE OF CONTENTS

                                                                                 Page
ARTICLE I      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.1    Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.2    Determination Date. . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.3    Disposing Shareholder . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.4    Disposition Notice. . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.5    Operative Event . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II     Restrictions on Transfer. . . . . . . . . . . . . . . . . . . . .   3
Section 2.1    Restrictions on Transfer. . . . . . . . . . . . . . . . . . . . .   3
Section 2.2    Effect of Purported Transfer. . . . . . . . . . . . . . . . . . .   4
Section 2.3    Beneficial Ownership. . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III    Tender Requirement. . . . . . . . . . . . . . . . . . . . . . . .   4
Section 3.1    Tender for Sale . . . . . . . . . . . . . . . . . . . . . . . . .   4
Section 3.2    Purchase By Corporation . . . . . . . . . . . . . . . . . . . . .   4
Section 3.3    Third Party Bound . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE IV     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE V      Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . .   5
Section 5.1    Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . .   5
Section 5.2    Agreed Value. . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE VI     Payment of Purchase Price . . . . . . . . . . . . . . . . . . . .   5
Section 6.1    Transfer And Delivery Of Stock. . . . . . . . . . . . . . . . . .   5
Section 6.2    Method. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE VII    Subchapter S Provisions . . . . . . . . . . . . . . . . . . . . .   6
Section 7.1    Subchapter S Representation . . . . . . . . . . . . . . . . . . .   6
Section 7.2    Revocation of Election. . . . . . . . . . . . . . . . . . . . . .   6
Section 7.3    Inadvertent Termination of Subchapter S Election. . . . . . . . .   6
Section 7.4    Provision in Shareholder Wills. . . . . . . . . . . . . . . . . .   7
Section 7.5    Distributions to Pay Tax Liabilities. . . . . . . . . . . . . . .   7
Section 7.6    Nonrecognition of Certain Transfers . . . . . . . . . . . . . . .   8
Section 7.7    Legends on Share Certificates . . . . . . . . . . . . . . . . . .   9
Section 7.8    Election to Close Books . . . . . . . . . . . . . . . . . . . . .   9

SHAREHOLDERS' AGREEMENT              i

ARTICLE VIII   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 8.1    Shareholder Compliance and Specific Performance . . . . . . . . .   9
Section 8.2    Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 8.3    Entirety and Modification . . . . . . . . . . . . . . . . . . . .   9
Section 8.4    Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 8.5    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 8.6    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 8.7    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 8.8    Subject Shares. . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 8.9    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 8.10   Section Headings; Gender. . . . . . . . . . . . . . . . . . . . .  10
Section 8.11   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 8.12   Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 8.13   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 8.14   Shareholders' Spouses . . . . . . . . . . . . . . . . . . . . . .  10

SHAREHOLDERS' AGREEMENT              ii

                           SHAREHOLDERS' AGREEMENT

                                     FOR

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                             A TEXAS CORPORATION

     THIS SHAREHOLDERS' AGREEMENT (hereinafter referred to as the "AGREEMENT") is effective as of the 1st day of October, 1998 (the "EFFECTIVE DATE"), by and between the individuals identified on EXHIBIT A (hereinafter sometimes referred to individually as "SHAREHOLDER," and collectively as "SHAREHOLDERS"), their respective spouses, and Independent Research Agency for Life Insurance, Inc., a Texas corporation (the "CORPORATION").

                                 WITNESSETH:

     WHEREAS, the Shareholders own all of the issued and outstanding shares of the common stock of the Corporation (the "STOCK"); and

     WHEREAS, the Corporation has made a valid election to be taxed as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (the "REGULATIONS"); and

     WHEREAS, due to certain legal and other restrictions, the Stock may not be placed upon the open market for sale, and the Shareholders understand that, in accordance with Texas law pertaining to incorporated insurance agencies, each Shareholder must be licensed as a Texas life insurance agent; and

     WHEREAS, the Shareholders and the Corporation believe it to be in their best respective interests, collectively and individually, to enter into this Agreement to provide that the Corporation may purchase the shares of Stock owned by a Shareholder terminating all or a portion of his or her interest in the Corporation, and to provide for certain other matters with respect to the business and affairs of the Corporation, in order to ensure to the greatest degree possible the continuity of ownership of the Corporation desired by the parties hereto; and

     WHEREAS, the Shareholders' spouses join in this Agreement for the purpose of ensuring that the provisions of this Agreement will bind and control any community property interest such spouses may have in the Stock;

     NOW, THEREFORE, in consideration of the above premises, the mutual promises and covenants herein contained, and for other good and valuable consideration, the full receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

SHAREHOLDERS' AGREEMENT

                                  ARTICLE I

                                 DEFINITIONS

     As used in this Agreement:

     SECTION 1.1 CODE. The term "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     SECTION 1.2 DETERMINATION DATE. The term "DETERMINATION DATE" shall mean the day upon which, in the case of a purchase of Stock hereunder, the Disposition Notice referred to in Section 3.1 has been received by the Corporation, except that with respect to a Disposition Notice made in connection with the death of a Shareholder or the termination of a Shareholder's marital relationship, "DETERMINATION DATE" shall mean the date of that death or termination.

     SECTION 1.3 DISPOSING SHAREHOLDER. The term "DISPOSING SHAREHOLDER" shall mean that Shareholder (or the surviving spouse of or estate of a deceased Shareholder in the case of a Shareholder's death) required to tender shares of Stock to the Corporation upon the occurrence of an Operative Event with respect to that Shareholder.

     SECTION 1.4 DISPOSITION NOTICE. The term "DISPOSITION NOTICE" shall mean the written notice required by Section 3.1 to be made by the Disposing Shareholder to the Corporation or allowed by Section 3.1 to be made by the Corporation to the Disposing Shareholder.

     SECTION 1.5 OPERATIVE EVENT. The term "OPERATIVE EVENT" shall mean, with respect to any Shareholder, any of the following events:

          (a) Any threatened or actual Transfer of Stock in any manner whatsoever by that Shareholder;

          (b)  The death of that Shareholder;

          (c) The termination of the marital relationship of that Shareholder by death or divorce if that Shareholder does not succeed to his or her spouse's community interest in the Stock or purchase such interest pursuant to Section
8.14 or the entering into of any property settlement arrangement or agreement in connection therewith, pursuant to which that Shareholder's interest in his or her Stock is to be diluted, lessened, encumbered or impaired;

          (d) Any threatened or actual (i) bankruptcy or insolvency of that Shareholder or (ii) institution of legal proceedings because or by reason of the bankruptcy or insolvency of that Shareholder;

          (e) The termination of the status of that Shareholder as a Texas life insurance agent;

          (f) The cessation of that Shareholder as a duly authorized agent of the Corporation pursuant to a current written agency agreement, except that with respect to an involuntary termination as a duly authorized agent of the Corporation, such termination shall require approval by a vote of eighty percent (80%) of the Board of Directors of the Corporation;

          (g) The change in status of that Shareholder to a "nonresident alien" as defined in the Code; or

SHAREHOLDERS' AGREEMENT              2

          (h) Any threatened or actual levy by a creditor or claimant upon the shares of Stock held by that Shareholder or any other seizure or sale by legal process, if it is determined by legal counsel for the Corporation that such levy is made in good faith and based upon a bona fide claim.

It shall not be a requirement hereunder that the Executive Committee of the Board of Directors of the Corporation (the "EXECUTIVE COMMITTEE") make a determination in every instance that an Operative Event has so occurred with respect to any Shareholder, but such determination shall be made in those instances in which there may be some question as to whether an Operative Event did in fact occur. Upon such determination by the Executive Committee that an Operative Event has in fact occurred, in order to inform the Shareholder of such occurrence, the Corporation may deliver a written notice to the Shareholder or his or her legal representative stating that (i) such an Operative Event has occurred, (ii) the date thereof and (iii) the reasons for the determination. The Shareholder affected or his or her legal representative shall thereupon be required to tender to the Corporation for sale his or her Stock to the Corporation upon the terms and conditions as set forth in Article III.

     SECTION 1.6 TRANSFER. The term "TRANSFER" shall mean, as a noun, a transfer, sale, assignment, exchange, gift, donation, pledge, mortgage, hypothecation or other encumbrance or other disposition, and as a verb, to transfer, sell, assign, exchange, gift, donate, pledge, mortgage, hypothecate or otherwise encumber or otherwise dispose.

                                      ARTICLE II

                               RESTRICTIONS ON TRANSFER

     Except as otherwise expressly provided and authorized in this Agreement, a Shareholder shall not Transfer any shares of Stock that he or she now or hereafter owns. The parties hereto understand that the Corporation may refuse to Transfer the shares of Stock on its books and records when that Transfer would not be in compliance with the terms of this Agreement, and that any attempted Transfer in violation hereof shall be null and void.

     SECTION 2.1    RESTRICTIONS ON TRANSFER.

          (a) No Shareholder may Transfer, and no person may acquire, the legal or beneficial ownership of any share of Stock now or hereafter owned by him or her if that Transfer or acquisition would cause the S corporation status of the Corporation to terminate. Specifically, no Transfer may be made to, and no acquisition may be made by, any person who would cause the Corporation to have more than the maximum permitted number of shareholders under the Code as then in effect or to any person that is not eligible to be a shareholder of an S corporation under the provisions of the Code.

          (b) In addition to the requirements of Section 2.1(a), no Transfer of shares of Stock shall be permitted, and no purported Transfer shall be effective, until the transferee has followed all of the requirements of Article III.

          (c) Notwithstanding Section 2.1(a) and (b), with the prior written consent of the Executive Committee, a Shareholder may pledge, mortgage, hypothecate or otherwise encumber his or her Stock subject to such terms, conditions and restrictions as the Executive Committee shall determine to be appropriate in the exercise of its sole discretion.

SHAREHOLDERS' AGREEMENT              3

     SECTION 2.2 EFFECT OF PURPORTED TRANSFER. Any purported Transfer or acquisition of shares of Stock in violation of Section 2.1 shall be null and void. The purported transferee shall have no interest in any of the shares of Stock purported to be transferred. Any such purported Transfer or acquisition may and should be enjoined by the Corporation in the event that the Executive Committee so determines.

     SECTION 2.3 BENEFICIAL OWNERSHIP. Any purported Transfer in violation of this Agreement will not affect the beneficial ownership of the shares of Stock. Thus, the Shareholder making the purported transfer will retain the right to vote and the right to receive distributions and liquidation proceeds related to those shares. Additionally, a Shareholder making the purported Transfer shall continue to report the portion of income or loss allocated by the Corporation in accordance with the provisions of the Code.

                                 ARTICLE III

                              TENDER REQUIREMENT

     SECTION 3.1 TENDER FOR SALE. Upon the occurrence of any Operative Event with respect to a Shareholder, the Disposing Shareholder, or his or her legal representative, as the case may be, must tender for sale all shares of Stock owned by the Disposing Shareholder. In the case of an Operative Event, the Disposing Shareholder is required to mail a Disposition Notice to the Corporation no less than one hundred twenty (120) days prior to the date of the proposed Transfer. Alternatively, upon an Operative Event of a Disposing Shareholder, the Corporation may mail a Disposition Notice to that Disposing Shareholder. Upon the mailing of a Disposition Notice, the Corporation shall have the exclusive right and option, exercisable at the sole discretion of the Executive Committee, as described in Section 3.2, to buy such shares of Stock, or any portion thereof, as provided herein. The Disposition Notice shall be sent by certified mail, if to the Corporation, to the attention of the president and the general counsel of the Corporation at the principal address of the Corporation as determined pursuant to Section 8.6, or if to the Disposing Shareholder at his or her last known address. In the event that the Operative Event involves a proposed Transfer pursuant to an offer to purchase or sell all or any portion of a Shareholder's Stock received or made by such Shareholder from or to a third party, the Disposition Notice shall set forth the full details of such proposed Transfer including, among other things, the name of the offeror or proposed purchaser or transferee, the number of shares covered by the offer, the purchase price per share, the terms of payment, whether for cash or credit (and if by credit, the maturity and interest rate), any and all other consideration being received or paid in connection with such proposed Transfer, and any and all other terms, conditions and details of such offer.

     SECTION 3.2 PURCHASE BY CORPORATION. Upon the mailing of a valid Disposition Notice, the Corporation shall have the exclusive right and option, exercisable at any time within one hundred twenty (120) days after the mailing of a Disposition Notice, to purchase all or part of the Disposing Shareholder's shares of Stock at the Purchase Price and on the terms and conditions set forth herein. If the Corporation chooses to exercise the option (in whole or in part), it shall give written notification (the "CORPORATE EXERCISE NOTICE") to that effect to the Disposing Shareholder or his or her legal representative, as the case may be, setting forth the number and type of shares being purchased and the price and terms and conditions, in accordance with this Agreement, and such sale and purchase shall be closed on the one hundred twentieth (120th) day after the Corporate Exercise Notice is sent to the Disposing Shareholder or to his or her legal representative (or, if such date is not a business day, on the first business day thereafter).

SHAREHOLDERS' AGREEMENT              4

     SECTION 3.3 THIRD PARTY BOUND. If, in accordance with this Article III, shares of Stock are Transferred to a third party, the Disposing Shareholder shall require, as a condition of the sale to such third party, that the purchaser or transferee of his or her shares will become a party to this Agreement, but only if the Corporation so desires and agrees to such purchaser becoming subject to this Agreement in a written notice sent to the Disposing Shareholder. All shares of Stock retained by the Disposing Shareholder shall remain subject to all of the provisions of this Agreement.

                                  ARTICLE IV

                                  INSURANCE

     In order to facilitate the purchase of shares of Stock upon the death of a Shareholder, the Corporation may, but is not required to, apply for and obtain separate policies of insurance upon the lives of each of the Shareholders payable to the Corporation; provided, however, that the purchase price of the shares of Stock and the manner and terms of payment therefor shall be governed in all respects by Articles V and VI. The Corporation will pay the premiums upon such policies and shall provide proof of payment of such premiums to any Shareholder, upon his or her request. The Corporation shall be the sole owner, and shall have the sole right to designate the beneficiary or beneficiaries, of such policy or policies.

                                  ARTICLE V

                                 PURCHASE PRICE

     SECTION 5.1 PURCHASE PRICE. In the case of all Operative Events, the purchase price per share of Stock to be paid by the Corporation shall be the Purchase Price, as defined in Section 5.2.

     SECTION 5.2 AGREED VALUE. The Corporation, at least annually, shall advise the Shareholders in writing of the price per share of Stock which the Corporation will pay to any and all Disposing Shareholders for shares tendered pursuant hereto. Each such determination of the "PURCHASE PRICE" shall become effective on the date specified by the Corporation and shall remain effective until the next determination of a new Purchase Price and shall be proportionately adjusted for any subsequent increase or decrease of the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other adjustment, or the payment of a stock dividend or other increase or decrease in the number of shares of Stock outstanding, effective without the receipt of consideration by the Corporation. It is specifically agreed that this Purchase Price shall be the purchase price paid by the Corporation hereunder to any Disposing Shareholder.

                                  ARTICLE VI

                          PAYMENT OF PURCHASE PRICE

     SECTION 6.1 TRANSFER AND DELIVERY OF STOCK. At the closing, or at some other time or place designated by all of the parties, the Disposing Shareholder or his or her legal representative shall deliver to the Corporation in exchange for the concurrent payment of the purchase price, the certificates of shares of the Stock being purchased, free and clear of all liens, claims, security interests and encumbrances, duly endorsed for transfer and bearing any necessary documentary stamps, and such assignments, certificates of authority, tax releases, consents to transfer by a fiduciary or representative of the Disposing Shareholder, and any instruments in evidence of the title of the Shareholder and of the parties' compliance with this Agreement, the federal and state securities laws, and any other agreements or regulations as may be

SHAREHOLDERS' AGREEMENT              5
recommended by counsel for the Corporation.

     SECTION 6.2 METHOD. The manner of payment of the Purchase Price may be, at the option of the purchaser, either (i) the payment of the entire Purchase Price, by cash or by certified, bank cashier, or treasurer's check, or (ii) down payment of twenty percent (20%) of such Purchase Price in cash at closing and delivery of a promissory note or promissory notes for the balance of the Purchase Price, in non-negotiable form, to the order of the Disposing Shareholder or his or her legal representative, pursuant to which the Corporation agrees to pay the balance in four (4) equal annual installments, with interest on the unpaid balance at the lesser of (i) the rate of the prime rate published in THE WALL STREET JOURNAL per annum on the date of the closing or (ii) the highest non-usurious rate permitted by applicable law, with each installment of principal and interest payable annually on each anniversary date of the making of the promissory note, and with the right of the Corporation to prepay at any time without premium or penalty. The promissory note shall be secured by the pledge of Stock purchased thereby, with executed security instruments covering such pledged Stock, unless such pledge arrangement is waived by the Disposing Shareholder or his or her legal representative, as the case may be. Notwithstanding anything herein to the contrary, in the event that the Disposing Shareholder dies, the down payment provided for in clause (ii) above shall not be less than the proceeds received by the Corporation under the insurance, if any, described in Article IV.

                                 ARTICLE VII

                           SUBCHAPTER S PROVISIONS

     SECTION 7.1 SUBCHAPTER S REPRESENTATION. Each Shareholder acknowledges that the Corporation has made a valid election to be treated, for federal and state income tax purposes, as an S corporation. Each Shareholder shall provide to the Corporation, immediately upon the Corporation's request, such properly signed consents or other documents as, in the opinion of the Corporation, may be necessary or useful to maintain the Corporation's status as an S corporation, and each Shareholder covenants that he or she will do nothing to interfere with the Corporation's maintenance of its status as an S corporation.

     SECTION 7.2 REVOCATION OF ELECTION. In the event that the Shareholders, by the affirmative vote of at least eighty percent (80%) of the votes which all of the Shareholders are entitled to cast, determine to terminate the Corporation's status as an S corporation, and thereafter each Shareholder is provided with written notice of such determination, within sixty (60) days after the delivery of such notice, each Shareholder, if requested, will execute a consent to such revocation in the form prescribed by the Internal Revenue Service or the any relevant state tax authority and shall deliver such consent to the Secretary of the Corporation. If the Corporation's S status is terminated under this Section 7.2, in the event that the Executive Committee so determines, the Shareholders and the Corporation shall elect, if applicable, to have Section 1362(e)(2) of the Code not apply, as provided in Section 1362(e)(3) of the Code. Any person who was a Shareholder at any time during the S short year (as defined in Section 1362(e)(1)(A) of the Code) or who is a Shareholder on the first day of the C short year (as defined in Section 1362(e)(1)(B) of the Code) shall consent to such election.

     SECTION 7.3 INADVERTENT TERMINATION OF SUBCHAPTER S ELECTION. In the event of a termination of the Corporation's status as an S corporation other than pursuant to Section 7.2, if the Corporation and the Shareholders remaining after such termination desire that the Corporation's status as an S corporation be continued, the Corporation and all Shareholders as of and/or after the terminating event shall use their best efforts to obtain from the Internal Revenue Service a waiver of the terminating event on the ground of inadvertency. The Corporation and the Shareholders shall take such steps, and make such adjustments, as may be required by the Internal Revenue Service pursuant to
Section 1362(f)(3) and (4) of the Code. If a Shareholder caused the terminating event to occur, he or she shall bear the expense of procuring the waiver, including the legal, accounting and tax costs of taking such steps, and of making such adjustments as may

SHAREHOLDERS' AGREEMENT              6
be required. If the inadvertent termination is not waived by the Internal Revenue Service and the Corporation's S status is permanently terminated, in the event that the Executive Committee so determines, the Corporation and the Shareholders shall make the election under Section 1362(e)(3) of the Code contemplated by Section 7.2.

     SECTION 7.4 PROVISION IN SHAREHOLDER WILLS. Each Shareholder shall use his or her best efforts to include in his or her will, a direction and authorization to his or her executor in substantially the following form:

           (i) My Executor is hereby directed and authorized to hold stock of an S Corporation, as defined in the Code (hereinafter "S STOCK"), to make an election to have any corporation treated as an S Corporation, to enter into agreements with other shareholders or with the corporation relating to a transfer (including, without limitation, a sale, assignment, exchange, gift, donation, mortgage, hypothecation or other encumbrance or other disposition) (a "TRANSFER") of S Stock or the management of the S Corporation, and to allocate amounts received and the tax on undistributed income between income and principal. During the administration of my estate, my Executor may allocate the tax deductions and credits arising from ownership of S Stock between income and principal. In making any such allocations, my Executor shall consider that the beneficiary is to have enjoyment of the property at least equal to that ordinarily associated with an income interest and in all events shall provide the required beneficial enjoyment to the beneficiary until such time as the S Stock is distributed to him or her.

          (ii) Any beneficiary of my estate who receives stock in an S Corporation as part of his or her distribution shall, prior to such distribution, enter into a written agreement with said S Corporation (A) to consent to any election to qualify the S Corporation as such; (B) to do nothing to interfere with the S Corporation's maintenance of its status as such; (C) not to Transfer the S Stock to any transferee who does not agree to execute a similar consent; (D) not to Transfer the S Stock in such manner as will cause the S Corporation to lose its status as an S Corporation under the then applicable federal and state income tax statutes and regulations; and (E) if S status is inadvertently terminated, to join in any endeavor to obtain a waiver of the terminating event on the grounds of inadvertency from the Internal Revenue Service if the S Corporation desires that the S status should continue.

         (iii) Any S Stock distributed to a beneficiary shall bear an appropriate legend on the stock certificate stating that the Transfer of the stock is subject to and restricted to the extent set forth in subparagraph (ii) above.

Notwithstanding the foregoing requirement, the failure of a Shareholder so to direct his or her executor shall not affect the validity or enforceability of this Agreement.

     SECTION 7.5    DISTRIBUTIONS TO PAY TAX LIABILITIES.

          (a) For the period during which the Corporation is an S Corporation (the "S CORP PERIOD"), the Corporation shall promptly declare and make distributions during the S Corp Period to all Shareholders in a timely manner to allow the federal income tax (including, without limitation, estimated tax payments) attributable to the Corporation's taxable income during the S Corp Period that is passed through the Corporation to the Shareholders to be paid by such Shareholders when due (each, a "DUE DATE"). To satisfy this requirement, during the S Corp Period, the Corporation shall pay on or before five (5) days prior to each Due Date, an amount so that the cumulative amount of distributions during the S Corp Period that have been designated by the Corporation as "TAX DISTRIBUTIONS" are at least equal to the excess of (i) the sum of the products of (A) the Corporation's positive taxable income (as determined under Section 1366(a) of the


SHAREHOLDERS' AGREEMENT              7

Code) attributed to its Shareholders during each of its taxable periods during the S Corp Period multiplied by (B) the sum of the highest federal individual income tax rates in effect for each such taxable period (without regard to exemptions or phase-outs of lower tax rates, but with consideration of the character of any item and the deductibility of state taxes for federal income tax purposes), over (ii) the sum of the products of (A) the Corporation's negative taxable income (as determined under Section 1366(a) of the Code) attributable to its Shareholders during each of its taxable periods during the S Corp Period multiplied by (B) the sum of the highest federal individual income tax rates in effect for each such taxable period (without regard to exemptions or phase-outs of lower tax rates, but with consideration of the character of any item and the deductibility of state taxes for federal income tax purposes). The Corporation's obligation to declare and make any such distributions to the Shareholders is subject to the restrictions governing dividends under the Texas Business Corporation Act and such other pertinent governmental or contractual restrictions as are now or may hereafter become effective. If the Corporation does not have sufficient funds available to permit it lawfully to declare and pay such distributions, the Shareholders and the Corporation shall take such action, adopt such resolutions, and cause such certificates and other documents to be filed as may be necessary to create sufficient funds to permit the making of such distributions, whereupon the Corporation shall declare and pay such distributions.

          (b) No provision of this Article VII shall cause the total distributions made with respect to any outstanding shares of stock of the Corporation to differ from the amounts paid with respect to any other outstanding shares of stock of the Corporation.

          (c) No provision of this Article VII shall be construed to limit the ability of the Corporation to declare and make additional distributions to Shareholders out of the assets of the Corporation legally available for such payment at such time or times as the Executive Committee may determine.

          (d) The Corporation's payment of taxes on behalf of any Shareholder (by means of withholding or otherwise) shall be considered a distribution for purposes hereof, and the amount of distributions that the Shareholder is otherwise entitled to hereunder shall be adjusted accordingly consistent with Regulations Section 1.1361-1(l)(2)(ii).

     SECTION 7.6    NONRECOGNITION OF CERTAIN TRANSFERS.

          (a) The Corporation will not, nor will it be compelled to, recognize any Transfer, or issue any certificate representing any Stock to any person who has not delivered to the Corporation (i) a written undertaking to be bound by the terms and conditions of this Agreement and, (ii) for so long as the Corporation's status as an S corporation continues, a written consent to the treatment of the Corporation as an S corporation. The Corporation will not, nor will it be compelled to, recognize any Transfer, or issue any certificate representing any Stock to any person or entity the Transfer to whom or to which in the opinion of the Corporation's counsel could disqualify the Corporation as an S corporation or disqualify it from eligibility for such status.

          (b) The Corporation will not, nor be compelled to, recognize any Transfer made other than in accordance with the terms of this Agreement, nor will it issue any certificate representing the Stock to any person who has received such Stock in a Transfer made other than in accordance with the terms of this Agreement.

SHAREHOLDERS' AGREEMENT              8

     SECTION 7.7 LEGENDS ON SHARE CERTIFICATES. The following legend shall be imprinted conspicuously on the face of each certificate representing shares of Stock:

     NOTICE IS HEREBY GIVEN THAT THE TRANSFER (INCLUDING, WITHOUT LIMITATION, THE SALE, ASSIGNMENT, EXCHANGE, GIFT, DONATION, PLEDGE, MORTGAGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR OTHER DISPOSITION) OF THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO AND RESTRICTED BY THE PROVISIONS OF A CERTAIN SHAREHOLDERS' AGREEMENT AMONG THE CORPORATION AND THE CORPORATION'S SHAREHOLDERS, DATED AS OF OCTOBER 1, 1998, A COPY OF WHICH AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE CORPORATION, AND ALL OF THE PROVISIONS OF WHICH AGREEMENT ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE, SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE PROVISIONS OF THE AGREEMENT RELATING TO THE CORPORATION'S TAX STATUS AS AN S CORPORATION.

     SECTION 7.8 ELECTION TO CLOSE BOOKS. The Corporation, in the event the Executive Committee so determines, shall consent to close the books of the Corporation pursuant to Section 1377(a)(2) of the Code whenever a Shareholder sells all of his or her Stock on a day other than the last day of the Corporation's fiscal year if all "affected shareholders" (as defined in Section 1377(a)(2)(B) of the Code) shall consent thereto.


                                     ARTICLE VIII

                                    MISCELLANEOUS

     SECTION 8.1 SHAREHOLDER COMPLIANCE AND SPECIFIC PERFORMANCE. The parties hereto shall not hinder or interfere with, or cause to be interfered with in any manner whatsoever, the purchase or sale of the shares of Stock of a deceased or Disposing Shareholder pursuant to this Agreement, or the carrying out of any of the terms of this Agreement to the prejudice of any Disposing Shareholder or his or her estate, as the case may be. In the event of the failure of the Corporation or any Shareholder to comply with the provisions of this Agreement, this Agreement may be enforced by specific performance upon application to any court of law or equity of competent jurisdiction.

     SECTION 8.2 BINDING EFFECT. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns. The parties hereto and their heirs, legal representatives, successors and assigns will execute any and all instruments, releases, assignments, and do all other things required of them or necessary to effectuate the purposes of this Agreement.

     SECTION 8.3 ENTIRETY AND MODIFICATION. This Agreement constitutes the complete and exclusive agreement between the parties hereto with respect to the ownership and disposition of their shares of Stock and the other subject matter hereof.

     SECTION 8.4 AMENDMENTS. This Agreement may be amended from time to time by an instrument in writing signed by all those who are parties to this Agreement at the time of such amendment, such instrument being designated on its face as an "Amendment" to this Agreement.

     SECTION 8.5 GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws of the State of Texas.

SHAREHOLDERS' AGREEMENT              9

     SECTION 8.6 NOTICES. Whenever by law, the Articles of Incorporation, the Bylaws, or this Agreement, notice is required to be given to the Corporation, any director or officer thereof, or any Shareholder, it shall not be construed to mean personal notice, but any such notice may be given (i) in writing, by mail, postage prepaid, addressed to such person at its, his or her address as such appears on the records of the Corporation, or (ii) by any other method permitted by law (including, but not limited to, in the case of Directors, by telephone). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid.

     SECTION 8.7 TERMINATION. This Agreement shall automatically terminate in the event of a complete disposition of all of the shares of Stock of a Shareholder, with the result that there survives or exists only one Shareholder who is a party to this Agreement.

     SECTION 8.8 SUBJECT SHARES. The shares of Stock covered by this Agreement shall include all shares of Stock subsequently acquired by a Shareholder, whether pursuant to exercise of stock options granted by the Corporation or one of the Shareholders, or otherwise.

     SECTION 8.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same Agreement.

     SECTION 8.10 SECTION HEADINGS; GENDER. All section headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof. All references in this Agreement to gender shall be interpreted in the applicable gender of the undersigned.

     SECTION 8.11 SEVERABILITY. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the documents to be delivered hereto is illegal, invalid or unenforceable, such determination shall not affect the remainder of this Agreement. The remainder of this Agreement shall continue in full force and effect unless doing so would clearly be contrary to the intent of the parties as expressed herein.

     SECTION 8.12 VENUE. This Agreement shall be executed and performed in Fort Worth, Texas. In the event that litigation should arise concerning the validity or interpretation of any provision of this Agreement, venue over such litigation shall reside in the proper district court of Fort Worth, Texas.

     SECTION 8.13 ASSIGNMENT. Neither this Agreement nor any portion hereof may be assigned by either party hereto without the express written consent of the other parties hereto.

     SECTION 8.14 SHAREHOLDERS' SPOUSES. Each spouse of a Shareholder is fully aware of, understands, and fully consents and agrees to, the provisions of this Agreement and its binding effect upon any community property interests such spouse may now or hereafter own, and agrees that (i) the termination of the marital relationship with any Shareholder for any reason shall not have the effect of removing any Stock of the Corporation otherwise subject to this Agreement from the coverage hereof and (ii) such spouse's awareness, understanding, consent and agreement are evidenced by such spouse's signing this Agreement. Each spouse of a Shareholder agrees that if such spouse predeceases or becomes divorced from the Shareholder to whom such spouse is married and the Shareholder does not succeed to such spouse's interest in the Stock, the Shareholder shall purchase all of the spouse's interest in the Stock, pursuant to the terms set forth in Articles V and VI. This purchase must be completed within sixty (60) days after such divorce or death. If the Shareholder fails to purchase the spouse's interest in the Stock within such sixty (60) day period, such failure shall constitute an Operative Event, and the provisions of Article III shall apply. Notwithstanding the failure of the Shareholder to purchase the spouse's interest in the Stock, all of the Stock owned by such Shareholder

SHAREHOLDERS' AGREEMENT              10
or which may become owned by a spouse of a Shareholder shall remain subject to all of the restrictions contained in this Agreement.

     SECTION 8.15 ABSOLUTE AND SOLE DISCRETION. All actions or consents which any person may take and all determinations which any person may make pursuant to this Agreement may be taken and made in the sole and absolute discretion of that person.

                 REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
                          SIGNATURE PAGE(S) FOLLOWS.












SHAREHOLDERS' AGREEMENT              11

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

                    CORPORATION:

                    INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE INC, a Texas corporation



                    By:
                       --------------------------------------------------
                       Name:
                            ---------------------------------------------
                       Title:
                             --------------------------------------------



    [SIGNATURE PAGE TO SHAREHOLDERS' AGREEMENT FOR SHAREHOLDERS FOLLOWS.]


SHAREHOLDERS' AGREEMENT

        [SIGNATURE PAGES TO SHAREHOLDERS' AGREEMENT FOR SHAREHOLDERS.]


                              SHAREHOLDERS:


                              ----------------------------------------
                              HAL N. CRAIG


                              ----------------------------------------
                              ELAINE R. CRAIG


                              ----------------------------------------
                              HOWARD M. CRUMP


                              ----------------------------------------
                              SYLVIA S. CRUMP


                              ----------------------------------------
                              E. TOM ELMENDORF JR.


                              ----------------------------------------
                              LISA C. ELMENDORF


                              ----------------------------------------
                              DONALDSON D. FRIZZELL


                              ----------------------------------------
                              PATTIE A. FRIZZELL


                              ----------------------------------------
                              MARGARET L. GALDA


                              ----------------------------------------
                              DWIGHT W. GALDA


SHAREHOLDERS' AGREEMENT                                  Signature Page 1 of 3

                              ----------------------------------------
                              RICHARD E. GILES


                              ----------------------------------------
                              DEBORAH A. GILES


                              ----------------------------------------
                              JERRY D. GRAY


                              ----------------------------------------
                              REBECCA L. GRAY


                              ----------------------------------------
                              JAMES N. LANIER


                              ----------------------------------------
                              JOANNE F. LANIER


                              ----------------------------------------
                              CARROLL H. PAYNE II


                              ----------------------------------------
                              CAROL A. PAYNE


                              ----------------------------------------
                              DEBRA S. PAYNE


                              ----------------------------------------
                              FREDA J. PAYNE

SHAREHOLDERS' AGREEMENT                                  Signature Page 2 of 3

                              ----------------------------------------
                              NAOMI K. PAYNE


                              ----------------------------------------
                              LAMAR C. SMITH


                              ----------------------------------------
                              JAN B. SMITH


                              ----------------------------------------
                              DAVID P. THORESON


                              ----------------------------------------
                              MARIA M. THORESON


SHAREHOLDERS' AGREEMENT                                  Signature Page 3 of 3

                                  EXHIBIT A

                                 SHAREHOLDERS


Hal N. Craig
4429 Dunwick Lane
Fort Worth, TX 76109

Howard M. Crump
3458 Bellwood Court
Fort Worth, TX 76109

E. Tom Elmendorf Jr.
5785 Forest Highlands Drive
Fort Worth, TX 76132-4459

Donaldson D. Frizzell
6920 Tumbling Trail
Fort Worth, TX 76116

Margaret L. Galda
2741 Manorwood Trail
Fort Worth, TX 76109

Richard E. Giles
13003 Richards
Overland Park, KS 66213

Jerry D. Gray
5705 Cameron Hall Place
Atlanta, GA 30328

James N. Lanier
3500 Bellaire Park Court
Fort Worth, TX 76109

Carroll H. Payne II
6245 Locke Avenue
Fort Worth, TX 76116

Debra S. Payne
5910 N. Central Expressway
Suite 1000
Dallas, TX 75206

Freda J. Payne
6812 Riverdale
Fort Worth, TX 76132

SHAREHOLDERS' AGREEMENT              A-1

                                  EXHIBIT A

                                 SHAREHOLDERS
                                 (continued)


Naomi K. Payne
11 Marion Terrace
Brookline, MA 02146

Lamar C. Smith
5111 Turtle Creek Court
Fort Worth, TX 76116

David P. Thoreson
2016 Empire Mine Circle
Gold River, CA 95670




SHAREHOLDERS' AGREEMENT              A-2